PRESS RELEASE
FOR IMMEDIATE RELEASE
January 7, 2013

Clifton Savings Bank Offering $10 Million
in Special Home Equity Loans
for Victims of Superstorm Sandy

Loans with Low Interest Rates
Allow Homeowners to Start Rebuilding

Clifton, NJ – January 7, 2013 – Clifton Savings Bank, the bank subsidiary of Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK), today announced that it is setting aside $10 million for special low-interest home equity loans to victims of Superstorm Sandy.  Offered at no points and without closing costs, the loans are intended to help homeowners affected by the devastating storm start the process of rebuilding and repairing their homes.

Through March 31, 2013, qualifying homeowners can borrow up to $250,000 to put toward repair work for their primary residences or vacation homes. Interest rates are reduced, with term loans from five to 20 years available.

Low-interest home equity loans can play an important role in recovering from Superstorm Sandy, as they allow homeowners to commence rebuilding and repair work even as they continue to wait for insurance payments and disaster relief assistance from the Federal Emergency Management Agency (FEMA).

“Homeowners rebuilding and repairing following Superstorm Sandy deserve a low-interest, fee-free loan that is as straightforward as possible,” said Walter Celuch, president of Clifton Savings Bank. “We see this as an opportunity to make something easy for storm-affected homeowners at a time when little else is.”

Consumers can obtain more information on this offer by calling (888) 562-6727.

Clifton Savings Bank accepts deposits in Passaic and Bergen Counties and places loans throughout the State of New Jersey.

###

About Clifton Savings Bank
Serving the community since 1928, Clifton Savings Bank offers a diverse range of banking services with emphasis on personal customer assistance.  The Bank is a member of the Federal Deposit Insurance Corporation and New Jersey Community Home Buyer’s Counseling Coalition, and is an Equal Opportunity/Equal Housing Lender.  For more information, call (973) 473-2200 or visit www.cliftonsavings.com.  Clifton Savings Bancorp, Inc. is the holding company for Clifton Savings Bank.

Contact: Bart D’Ambra
973-473-2200 x106